Exhibit 99.1

International Rectifier Elects New Board Member

EL SEGUNDO, Calif. —(BUSINESS WIRE)—December 3, 2009—International Rectifier Corporation (NYSE:IRF) today announced the election of Barbara L. Rambo to its Board of Directors.

Ms. Rambo, 57, is currently Chief Executive Officer at Taconic Management Services, a private management consulting and services company and a Director at PG&E Corporation (NYSE:PCG), Union Bank, N.A. and West Marine, Inc.  Prior to Taconic Management Services, Ms. Rambo served as Chief Executive Officer of Nietech Corporation, a private consumer payments services company for the retail and financial services industries.

International Rectifier’s President, Chief Executive Officer and Director Oleg Khaykin said, “Barbara joins our Board with an outstanding track record as a director and chief executive.  With her experience in finance and technology, Barbara brings a valuable perspective as we look to strengthen the Company’s presence across the energy supply chain.  We are very pleased to welcome Barbara to our Board.”

Prior to joining Nietech in 2002, Ms. Rambo served as Chief Executive Officer of OpenClose Technologies, a financial services company serving the mortgage banking industry. Previously, Ms. Rambo was with Bank of America, where she was Group Executive Vice President and Head of National Commercial Banking, the third largest business in the Bank of America organization at that time. Ms. Rambo previously oversaw the U.S. Corporate business in the East for Bank of America. Ms. Rambo began her career in the international banking division of Bank of America in New York.

Ms. Rambo was elected to serve a Board term scheduled to expire at the Company’s 2012 annual meeting.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Note: Statements made or implied in this release that are in the future tense or that are accompanied by words such as “will,” or variations of such words are “forward-looking” and involve risks and uncertainties that are not within International Rectifier’s control. A fuller explanation of these risks and uncertainties, including those related to the changes to the company’s internal controls and governance policies, is contained in International Rectifier’s periodic and other filings from time to time with the Securities and Exchange Commission.

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Company contacts:

Investors:

Chris Toth

310.252.7731

Media:

Graham Robertson

310.529.0321